Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2012 Earnings Results

FAIRPORT, NY, August 1, 2012 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2012 second quarter results for the period ended June 30, 2012.

Summary Highlights

•	Economic net income, a non-GAAP measure, of $22.7 million, or $0.25 per adjusted share

•	Economic income, a non-GAAP measure, increased 1% to $36.7 million year-over-year

•	AUM at June 30, 2012 was $42.4 billion, compared with $44.7 billion at March 31, 2012

•	Second quarter revenue decreased 5% year-over-year and 4% sequentially to $81.5 million

•	Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter and $62.6 million year-to-date, resulting in a $0.16 per share second quarter dividend

•	Launched actively-managed ETF-based target date collective investment trusts, with additional product launches planned in 2012

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “The Company remains focused on the fundamentals that have been at the core of our business success over the last four decades. We understand ongoing market volatility and the changing dynamics of our industry dictate that we must continually enhance and transform our business to succeed. This often means looking past short-term sentiment to identify opportunities that meet the long-term needs of our clients while adhering closely to our proven philosophies. We continue to have strong conviction in the positioning of our client portfolios for long-term sustained growth and have focused our efforts on servicing our clients during this difficult and prolonged period of market volatility. Looking to the future growth of our business, we continue to launch products and services that complement our existing product offerings and represent new opportunities where we have identified favorable market dynamics. The actively managed ETF-based target date product is one example of our responsiveness to changing industry dynamics. The continuing focus across the firm on consultative solutions that bring our clients close to us is another example. We are also continuing to increase headcount with a focus on distributing and supporting our new product and service offerings. Finally, we pride ourselves on returning value to our shareholders, evidenced by our recent announcement of a second quarterly dividend of $0.16 per share in conjunction with a $31.3 million distribution.”

Second Quarter 2012 Financial Review

Manning & Napier reported second quarter 2012 revenue of $81.5 million, a decrease of 5% from revenue of $85.8 million reported in the second quarter of 2011, and a decrease of 4% from revenue of $85.0 million reported in the first quarter of 2012. The changes in revenue were generally consistent with changes in average assets under management, which decreased by 3%

from the second quarter of 2011 and 1% since the first quarter of 2012. Revenue as a percentage of average assets under management (“AUM”) was 0.76% for the second quarter of 2012, compared with 0.78% for the second quarter of 2011 and 0.79% for the previous quarter.

Operating expenses were $68.3 million, or $44.3 million excluding non-cash reorganization-related share-based compensation of $24.0 million. The $44.3 million represents a $5.2 million decrease in expenses, compared with the second quarter of 2011, and a $1.0 million decrease in expenses compared with the first quarter of 2012, excluding reorganization-related share-based compensation. The decreases in expenses in the current quarter compared with the second quarter of 2011 and the first quarter of 2012, was due primarily to lower incentive compensation costs. The lower incentive compensation as compared to the second quarter of 2011 was partially offset by an increase in headcount.

Generally Accepted Accounting Principles (“GAAP”) based operating income was $13.2 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $37.3 million for the quarter, a $0.9 million increase over the second quarter of 2011 and a $2.5 million decrease from the first quarter of 2012. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 45.7% for the second quarter of 2012, compared with 42.4% for the second quarter of 2011 and 46.7% for the first quarter of 2012.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges and non-cash interest expense on shares subject to mandatory redemption, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported second quarter 2012 economic income of $36.7 million, compared with $36.2 million in the second quarter of 2011, and $40.1 million in the first quarter of 2012. Also for the second quarter of 2012, economic net income was $22.7 million, or $0.25 per adjusted share, compared with $22.4 million in the second quarter of 2011, and $24.8 million, or $0.28 per adjusted share in the first quarter of 2012.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the second quarter was $9.5 million, compared with net income of $19.9 million in the second quarter of 2011 and $34.4 million in the first quarter of 2012. The decrease in net income is primarily attributed to non-cash reorganization-related share-based compensation expense of $24.0 million in the second quarter of 2012. GAAP net loss attributable to the common shareholders for the second quarter of $1.8 million, or $0.14 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Six-months ended June 30, 2012 Financial Review

Manning & Napier reported 2012 year-to-date revenue of $166.5 million, an increase of 2% over year-to-date revenue of $163.8 million reported in 2011. The increase in 2012 was generally consistent with changes in average assets under management, which increased by 1% over the prior year. Revenue as a percentage of average AUM was 0.78% for the six-months ended June 30, 2012, slightly higher from 0.77% for the prior year.

Operating expenses were $117.3 million, or $89.5 million excluding non-cash reorganization-related share-based compensation of $27.7 million. The $89.5 million represents a 1% decrease from 2011, resulting from lower incentive compensation costs, offset by an investment in distribution efforts, new hires, and operating expenses related to the Company’s initial public offering in November 2011. GAAP-based operating income was $49.2 million for the six-months ended June 30, 2012, and $77.0 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $77.0 million represents a $3.4 million increase over 2011. Operating margin for 2012 year-to-date, excluding non-cash reorganization-related share-based compensation expense, was 46.2%, compared with 44.9% in 2011.

Manning & Napier reported 2012 year-to-date economic income of $76.8 million, compared with $73.5 million in 2011. Also for the six-months ended June 30, 2012, economic net income was $47.4 million, or $0.53 per adjusted share, compared with $45.4 million in 2011.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the six-months ended June 30, 2012 was $43.9 million, compared with net income attributable to the controlling and noncontrolling interests of $43.5 million in 2011. GAAP net income attributable to the common shareholders for the six-months ended June 30, 2012 was $1.1 million, or $0.08 per basic and diluted share.

Assets Under Management

As of June 30, 2012, AUM was $42.4 billion, a decrease of 5% from the $44.7 billion reported as of March 31, 2012 and $44.6 billion as of June 30, 2011. As of June 30, 2012, the composition of the Company’s AUM was 56% in separate accounts and 44% in mutual funds and collective investment trusts, which is consistent with the AUM composition as of March 31, 2012 and June 30, 2011.

Since March 31, 2012, AUM decreased by $2.4 billion, including decreases of 5% in both separate account AUM and in mutual fund and collective investment trust AUM. Of the $2.4 billion decrease in AUM from March 31, 2012 to June 30, 2012, 92%, or $2.2 billion, of the decrease came from market depreciation during the period. The remaining 8% of the decrease was driven by net client outflows of $0.2 billion. The net client outflows during the quarter consisted of gross client inflows of $2.4 billion, offset by $2.6 billion of gross client outflows, primarily attributable to outflows in the Company’s separate accounts caused by withdrawals from existing client accounts. The annualized separate account cancellation rate was 5% during the six months ended June 30, 2012.

When compared to June 30, 2011, AUM decreased by $2.3 billion from $44.6 billion, including a decrease of $1.4 billion, or 5%, in separate account AUM and a decrease of $0.9 billion, or 5%,in mutual fund and collective investment trust AUM.

Balance Sheet Review

As of June 30, 2012, cash and cash equivalents was $95.1 million, compared with $81.4 million as of March 31, 2012. The Company had no debt outstanding as of June 30, 2012.

Conference Call

Manning & Napier will host a conference call to discuss its second quarter earnings results on Thursday, August 2, 2012, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 10865822. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 9, 2012. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 10865822. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its combined consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business model. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP. Economic income excludes from income before provision for income taxes:

•

the non-cash interest expense associated with the liability for shares subject to mandatory redemption. Upon consummation of the initial public offering, such mandatory redemption obligation terminated and the Company no longer reflects in its financial statements non-cash interest expense or the liability related to such obligation; and

•

the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. In addition, upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their ownership interests upon the consummation of the offering, and 15% of their ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such new vesting terms will not result in dilution to the number of outstanding shares of the Company’s Class A common stock. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming that all exchangeable units of Manning & Napier Group, LLC are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 512 employees as of June 30, 2012.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115 ext. 229

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Manning & Napier, Inc.

Combined Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Revenues
Investment management services revenue	$81,529	$85,014	$85,805	$166,543	$163,845

Expenses
Compensation and related costs	46,570	27,732	27,061	74,302	49,955
Sub-transfer agent and shareholder service costs	12,471	12,674	12,668	25,145	24,363
Other operating costs	9,259	8,589	9,700	17,848	15,925

Total operating expenses	68,300	48,995	49,429	117,295	90,243

Operating income	13,229	36,019	36,376	49,248	73,602

Non-operating (loss) income
Interest expense on shares subject to mandatory redemption	—	—	(16,095)	—	(29,383)
Other non-operating (loss) income	(574)	395	(155)	(179)	(147)

Total non-operating (loss) income	(574)	395	(16,250)	(179)	(29,530)

Income before provision for income taxes	12,655	36,414	20,126	49,069	44,072
Provision for income taxes	3,199	1,990	253	5,189	539

Net income attributable to the controlling and the noncontrolling interests	9,456	34,424	19,873	43,880	43,533
Less: net income attributable to the noncontrolling interests	11,292	31,521	19,873	42,813	43,533

Net (loss) income attributable to Manning & Napier, Inc.	$(1,836)	$2,903	$—	$1,067	$—

Net (loss) income per share available to Class A common stock
Basic	$(0.14)	$0.21		$0.08

Diluted	$(0.14)	$0.21		$0.08

Weighted average shares of Class A comon stock outstanding
Basic	13,583,873	13,583,873		13,583,873

Diluted	13,583,873	13,583,873		13,583,873

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Reconciliation of non-GAAP financial measures:

Net (loss) income attributable to Manning & Napier, Inc.	$(1,836)	$2,903	$—	$1,067	$—
Plus: net income attributable to the noncontrolling interests	11,292	31,521	19,873	42,813	43,533

Net income attributable to the controlling and the noncontrolling interests	9,456	34,424	19,873	43,880	43,533
Provision for income taxes	3,199	1,990	253	5,189	539

Income before provision for income taxes	12,655	36,414	20,126	49,069	44,072
Interest expense on shares subject to mandatory redemption	—	—	16,095	—	29,383
Reorganization-related share-based compensation	24,037	3,709	—	27,746	—

Economic income	36,692	40,123	36,221	76,815	73,455
Adjusted income taxes	14,035	15,347	13,855	29,382	28,097

Economic net income	$22,657	$24,776	$22,366	$47,433	$45,358

Reconciliation of non-GAAP per share financial measures:

Net (loss) income available to Class A common stock per basic share	$(0.14)	$0.21		$0.08
Plus: net income attributable to the noncontrolling interests per basic share	0.83	2.32		3.15

Net income attributable to the controlling and the noncontrolling interests per basic share	0.69	2.53		3.23
Provision for income taxes per basic share	0.24	0.15		0.38

Income before provision for income taxes per basic share	0.93	2.68		3.61
Interest expense on shares subject to mandatory redemption per basic share	—	—		—
Reorganization-related share-based compensation per basic share	1.77	0.27		2.04

Economic income per basic share	2.70	2.95		5.65
Adjusted income taxes per basic share	1.03	1.13		2.16

Economic net income per basic share	1.67	1.82		3.49
Less: Impact of Manning & Napier Group, LLC units converted to publicly traded shares	(1.42)	(1.54)		(2.96)

Economic net income per adjusted share	$0.25	$0.28		$0.53

Total basic shares of Class A common stock outstanding	13,583,873	13,583,873		13,583,873
Total exchangeable units of Manning & Napier Group, LLC	76,400,000	76,400,000		76,400,000

Total adjusted Class A common stock outstanding	89,983,873	89,983,873		89,983,873

Manning & Napier, Inc.

Assets Under Management

(in millions)

	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended	Equity	Fixed Income	Total
Assets Under Management Three-months ended
As of March 31, 2012	$24,827.7	$19,904.3	$44,732.0	$19,658.1	$23,819.0	$1,254.9	$44,732.0
Gross client inflows	979.2	1,443.5	2,422.7	1,015.6	1,365.7	41.4	2,422.7
Gross client outflows	(1,193.8)	(1,422.4)	(2,616.2)	(894.0)	(1,626.5)	(95.7)	(2,616.2)
Market appreciation (depreciation)	(1,062.6)	(1,104.4)	(2,167.0)	(329.0)	(1,862.3)	24.3	(2,167.0)

As of June 30, 2012	$23,550.5	$18,821.0	$42,371.5	$19,450.7	$21,695.9	$1,224.9	$42,371.5

As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1
Gross client inflows	879.2	1,853.1	2,732.3	1,031.3	1,613.6	87.4	2,732.3
Gross client outflows	(939.3)	(1,472.2)	(2,411.5)	(820.2)	(1,494.5)	(96.8)	(2,411.5)
Market appreciation (depreciation)	2,229.7	1,981.4	4,211.1	1,324.5	2,887.9	(1.3)	4,211.1

As of March 31, 2012	$24,827.7	$19,904.3	$44,732.0	$19,658.1	$23,819.0	$1,254.9	$44,732.0

As of March 31, 2011	$24,384.1	$18,180.0	$42,564.1	$18,420.4	$22,871.3	$1,272.4	$42,564.1
Gross client inflows	1,262.8	2,385.4	3,648.2	1,055.3	2,546.1	46.8	3,648.2
Gross client outflows	(961.9)	(958.6)	(1,920.5)	(799.4)	(1,038.0)	(83.1)	(1,920.5)
Market appreciation	225.8	105.5	331.3	115.0	194.2	22.1	331.3

As of June 30, 2011	$24,910.8	$19,712.3	$44,623.1	$18,791.3	$24,573.6	$1,258.2	$44,623.1

	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended	Equity	Fixed Income	Total
Assets Under Management Six-months ended
As of December 31, 2011	$22,658.1	$17,542.0	$40,200.1	$18,122.5	$20,812.0	$1,265.6	$40,200.1
Gross client inflows	1,858.4	3,296.6	5,155.0	2,046.9	2,979.3	128.8	5,155.0
Gross client outflows	(2,133.1)	(2,894.6)	(5,027.7)	(1,714.2)	(3,121.0)	(192.5)	(5,027.7)
Market appreciation	1,167.1	877.0	2,044.1	995.5	1,025.6	23.0	2,044.1

As of June 30, 2012	$23,550.5	$18,821.0	$42,371.5	$19,450.7	$21,695.9	$1,224.9	$42,371.5

As of December 31, 2010	$22,935.1	$15,906.6	$38,841.7	$17,280.5	$20,256.9	$1,304.3	$38,841.7
Gross client inflows	2,224.1	4,799.2	7,023.3	2,201.5	4,748.3	73.5	7,023.3
Gross client outflows	(1,459.6)	(1,800.0)	(3,259.6)	(1,473.5)	(1,632.9)	(153.2)	(3,259.6)
Market appreciation	1,211.2	806.5	2,017.7	782.8	1,201.3	33.6	2,017.7

As of June 30, 2011	$24,910.8	$19,712.3	$44,623.1	$18,791.3	$24,573.6	$1,258.2	$44,623.1

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